                                                                     Exhibit 4.1
                         STOCKHOLDER RIGHTS AGREEMENT



                               January 31, 2001

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
1.  Registration Rights................................................    1
         1.1   Definitions.............................................    1
         1.2   Company Registration....................................    2
         1.3   Demand Registration.....................................    3
         1.4   Obligations of the Company..............................    5
         1.5   Information from Nokia..................................    6
         1.6   Expenses of Registration................................    6
         1.7   Delay of Registration...................................    7
         1.8   Rights of Certain Requesting Holders....................    7
         1.9   Indemnification.........................................    7
         1.10  Reports Under Securities Exchange Act of 1934...........    9
         1.11  Assignment of Registration Rights.......................   10
         1.12  "Market Stand-Off" Agreement............................   10
         1.13  Termination of Registration Rights......................   10

2.  Covenants of the Company...........................................   11
         2.1   Right to Maintain Percentage Ownership..................   11
         2.2   Board Representation....................................   12
         2.3   Observer and Information Rights.........................   12

3.  Miscellaneous......................................................   13
         3.1   Pooling of Interests Obligation.........................   13
         3.2   Standstill..............................................   13
         3.3   Prohibition on Resale...................................   13
         3.4   Subsequent Financing Participation......................   13
         3.5   Successors and Assigns..................................   14
         3.6   Governing Law...........................................   14
         3.7   Counterparts............................................   15
         3.8   Titles and Subtitles....................................   15
         3.9   Notices.................................................   15
         3.10  Expenses................................................   15
         3.11  Entire Agreement; Amendments and Waivers................   16
         3.12  Severability............................................   16

                         STOCKHOLDER RIGHTS AGREEMENT

          THIS STOCKHOLDER RIGHTS AGREEMENT is made as of January 31, 2001, by and among InterTrust Technologies Corporation, a Delaware corporation (the "Company") and Nokia Finance International B.V., a company organized under the laws of The Netherlands ("Nokia"). This Agreement shall be effective upon the consummation of the sale of shares of Common Stock by the Company to Nokia pursuant to the terms of the Purchase Agreement (as hereinafter defined).

                                   RECITALS
                                   --------

          WHEREAS, the Company and Nokia are parties to that certain Common Stock Purchase Agreement of even date herewith (the "Purchase Agreement") pursuant to which Nokia will purchase shares of Common Stock of the Company;

          WHEREAS, the shares of Common Stock of the Company issued to Nokia will be granted certain registration and other rights as set forth herein.

          NOW, THEREFORE, in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each party), the parties hereby covenant and agree as follows:

          1.   Registration Rights. The Company covenants and agrees as follows:
               -------------------

               1.1  Definitions. For purposes of this Section 1:
                    -----------

                    (a) The term "Act" means the Securities Act of 1933, as amended.

                    (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                    (c) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

                    (d) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

                    (e) The term "Registrable Securities" means the shares of Common Stock sold to Nokia pursuant to the Purchase Agreement or pursuant to
Section 2.1 and

3.4 hereunder. As to any particular Registrable Securities that have been issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of under such registration statement, (ii) such securities shall have been distributed to the public pursuant to Rule 144 of the SEC under the Securities Act, (iii) such securities shall have been otherwise transferred or disposed of, and the subsequent transfer or disposition of such securities shall not require their registration or qualification under the Securities Act or any similar state law then in force or (iv) such securities shall have ceased to be outstanding.

                    (f) The term "SEC" shall mean the Securities and Exchange Commission.

               1.2  Company Registration.
                    --------------------

                    (a) If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than Nokia) any of its stock or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company stock option, purchase or benefit plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered), the Company shall, at such time, promptly give Nokia written notice of such registration. Upon the written request of Nokia given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.9, the Company shall, subject to the provisions of Section 1.2(c), use all reasonable efforts to cause to be registered under the Act all of the Registrable Securities that Nokia has requested to be registered. The Company shall be entitled to appoint the underwriters and to designate their respective roles in any offering under this Section 1.2 as well as to approve the syndicate structure for any such offering.

                    (b)  Right to Terminate Registration. The Company shall have
                         -------------------------------
the right to terminate or withdraw any registration initiated by it under this
Section 1.2 prior to the effectiveness of such registration whether or not Nokia has elected to include securities in such registration. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section
1.6 hereof.

                    (c)  Underwriting Requirements. In connection with any
                         -------------------------
offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under this Section 1.2 to include any of Nokia's securities in such underwriting unless Nokia accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) and enters into an underwriting agreement in customary form with an underwriter or underwriters selected by the Company, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, that the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned first to the Company, then second pro rata among the selling holders of Common Stock previously issued upon conversion of the Company's Series A Preferred Stock according to the total amount of Common Stock previously issued upon conversion of the Company's Series A Preferred Stock held by each selling holder, then third pro rata among the selling holders of Common Stock previously issued upon conversion of Preferred Stock other than Series A Preferred Stock according to the total amount of Common Stock previously issued upon conversion of Preferred Stock other than Series A Preferred Stock owned by each selling holder, then fourth pro rata among all other selling stockholders, or in such other proportions as shall mutually be agreed to by all such parties), it being understood that all Registrable Securities may be excluded from the registration on this basis. The affiliates through which Nokia may directly or indirectly own any Registrable Securities and any trusts for the benefit of any of the foregoing entities shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of Registrable Securities owned by all entities included in such "selling stockholder," as defined in this sentence.

               1.3  Demand Registration. At any time following nine (9) months
                    -------------------
from the date hereof, if the Company shall receive from Nokia a written request or requests that the Company effect a registration and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by Nokia, the Company shall:

                    (a) use all reasonable efforts to effect, in accordance with the provision of Section 1.4 below, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Nokia's Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other stockholders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.3:

                         (i)    within ninety (90) days of a public offering of
the Company's securities;

                         (ii)   if Nokia, together with the holders of any other
securities of the Company entitled to inclusion in such registration, proposes to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $5,000,000;

                         (iii)  if the Company shall furnish to Nokia a
certificate signed by the Chief Executive Officer or Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would (because of the existence of, or in anticipation of, any acquisition or financing activity, or the unavailability for reasons beyond the Company's control of any required financial statements, or any other event or condition of significance to the Company) be significantly disadvantageous (a "Disadvantageous Condition") to the Company for such registration statement to be maintained effective or to be filed and become effective, the Company shall be entitled to cause such registration statement to be withdrawn and the effectiveness of such registration statement to be terminated, or, in the event no registration statement has yet been filed, shall be entitled not to file any such registration statement, in each case for up to 90 consecutive days, following which the Company shall be required to deliver a new certificate of the Chief Executive Officer to extend such period for up to two additional periods of 30 days each, or, if sooner, until such Disadvantageous Condition no longer exists (notice of which the Company shall promptly deliver to Nokia) (provided, however, that the Company shall not utilize this right more than once in any twelve month period) and, upon receipt of any such notice of a Disadvantageous Condition, Nokia will forthwith discontinue use of the prospectus contained in such registration statement and, if so directed by the Company, Nokia will deliver to the Company all copies, other than permanent file copies then in Nokia's possession, of the prospectus then covering such Registrable Securities current at the time of receipt of such notice, and, in the event no registration statement has yet been filed, all drafts of the prospectus covering such Registrable Securities. Upon termination of such Disadvantageous Condition, the Company will, if requested by Nokia, use all reasonable efforts to file such registration statement as promptly as practicable, but in any event within 60 days of such termination. If the Company declines to file a registration statement in accordance with this Section or withdraws such registration statement, then the submission of a Registration Request, or the election to participate in the proposed offering shall not constitute the exercise of a Registration Request by Nokia. The six-month period referred to in Section 1.4(a), during which the registration statement must be kept current after its effective date, shall be extended for an additional number of business days equal to the number of business days during which the right to sell Registrable Securities was suspended pursuant to this Section);

                         (iv)   if the Company has already effected three (3)
registrations at the request of Nokia (and/or its permitted tranferees) pursuant to this Section 1.3 or more than one (1) such registration on Form S-1 or more than two (2) other such registrations in any twelve (12) month period;

                         (v)    unless such Registrable Securities are sold
pursuant to a firmly underwritten offering;

                         (vi)   in any particular jurisdiction in which the
Company would be required to qualify to do business or to execute a consent to general service of process in effecting such registration, qualification or compliance;

                    (b) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable, but in any event within 60 days after receipt of the request.

                    (c) The Company and Nokia shall in mutual agreement appoint the underwriters and designate their respective roles in any offering under this
Section 1.3 as well as approve the syndicate structure for any such offering.

               1.4  Obligations of the Company. Whenever required under this
                    --------------------------
Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                    (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities within the time period specified in
Section 1.3(b) above and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the Registration Statement has been completed;

                    (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;

                    (c) furnish to Nokia such numbers of copies of the registration statement and each amendment and/or supplements thereto and the prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by it;

                    (d) use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by Nokia, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                    (e) enter into customary agreements, including in the event of any underwritten public offering, an underwriting agreement, in usual and customary form, with the managing underwriter of such offering and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities;

                    (f) after the filing of the registration statement, promptly notify Nokia of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

                    (g) notify Nokia at any time when a prospectus relating to Registrable Securities covered by a registration statement is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and at the request of Nokia prepare and furnish to Nokia a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities or securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                    (h) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

                    (i) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

                    (j) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, but in no event more than eighteen months after the effective date of such registration statement, an earnings statement covering a period of at least twelve months after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                    (k)  in case of a demand registration pursuant to Section
1.3 hereof, furnish to the underwriters, and use reasonable commercial efforts to furnish to Nokia, the following letters:

                         (A)  a signed counterpart of an opinion of counsel for
the Company, dated the date of the closing under the underwriting agreement, covering such matters as the managing underwriters of such offering may reasonably request; and

                         (B)  a letter signed by the independent public accounts
who have certified the Company's financial statements included in the registration statement, covering such matters as the managing underwriters of such offering may reasonably request;

such letters shall be in the form as is customary for similar letters, so long as such form is acceptable to the managing underwriters of such offering.

               1.5  Information from Nokia. It shall be a condition precedent to
                    ----------------------
the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities that Nokia shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of Registrable Securities.

               1.6  Expenses of Registration. All expenses other than
                    ------------------------
underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2 and 1.3, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.3 if the registration request is subsequently withdrawn at the request of the holders of a majority of the Registrable Securities to be registered (in which case all participating holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration).

               1.7  Delay of Registration. Nokia shall not have any right to
                    ---------------------
obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

               1.8  Rights of Certain Requesting Holders. The Company will not
                    ------------------------------------
file any registration statement pursuant to Section 1.3 hereof under the Securities Act unless it shall first have given to Nokia as long as it owns shares of its Common Stock constituting 10% or more of the Common Stock at the time outstanding or is otherwise deemed to be a control person under the Securities Act at least 15 days' prior written notice thereof and, if so requested by Nokia within 5 days after such notice, Nokia shall have the right, if Nokia, based on an opinion of legal counsel, concludes that it will be deemed to be a controlling person of the Company within the meaning of the Securities Act, (a) to participate in the preparation and filing of each such registration statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto; (b) to receive the documents specified in Section 1.4 and the notice specified in Section 1.4, and to make the requests specified in Section 1.4; and (c) to retain counsel to assist Nokia in such participation. If any such registration statement refers to Nokia by name or otherwise as the holder of any securities of the Company, then Nokia shall have the right (in addition to any other rights it may have under this Section 1.8) to require, in the event that such reference to Nokia by name or otherwise is not, based on an opinion of legal counsel, required by the Securities Act or any rules and regulations promulgated thereunder, the deletion of the reference to Nokia.

               1.9  Indemnification. In the event any Registrable Securities are
                    ---------------
included in a registration statement under this Section 1:

                    (a) The Company will indemnify and hold harmless Nokia, the officers, directors and stockholders of Nokia, legal counsel and accountants for Nokia, any underwriter (as defined in the Act) for Nokia and each person, if any, who controls Nokia or such underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse Nokia, and each such underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by Nokia, any underwriter or any controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of Nokia or any underwriter, or any person controlling Nokia or any underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of Nokia or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

                         (b)  Nokia will indemnify and hold harmless the
Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter, any other holder selling securities in such registration statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by Nokia expressly for use in the preparation of such registration statement, preliminary or final prospectus, amendment or supplement; and to reimburse any person intended to be indemnified pursuant to this subsection 1.8(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Nokia (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 1.8(b) exceed the gross proceeds from the offering received by Nokia.

                         (c)  Promptly after receipt by an indemnified party
under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

                    (d)    If the indemnification provided for in this Section
1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                    (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                    (f)    The obligations of the Company and Nokia under this
Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.10      Reports Under Securities Exchange Act of 1934.  With a view
                    ---------------------------------------------
to making available to Nokia the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit Nokia to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

                    (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

                    (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                    (c) furnish to Nokia, so long as Nokia owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing Nokia of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

          1.11      Assignment of Registration Rights.  The rights to cause the
                    ---------------------------------
Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by Nokia to a transferee or assignee of such securities that is a subsidiary, parent, or affiliate, of Nokia, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.12 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.

          1.12      "Market Stand-Off" Agreement.  Nokia hereby agrees that
                     ---------------------------
during the 90 day period following the effective date of each registration statement of the Company filed under the Act in connection with any public offering, it shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by Nokia or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, at any time during such period except to the extent Nokia participates as a selling stockholder in such registrations and except to any carve-outs set forth in the underwriting documents. To enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of Nokia (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Nokia agrees to execute the form of such market stand-off agreement as may be reasonably requested by the underwriters.

          1.13      Termination of Registration Rights.  Nokia shall not be
                    ----------------------------------
entitled to exercise any right provided for in this Section 1 at such time at which all Registrable Securities held by Nokia (and any affiliate of Nokia with whom Nokia must aggregate its sales under Rule 144) can be sold in any three
(3)-month period without registration in compliance with Rule 144 of the Act.

          2.   Covenants of the Company.
               ------------------------

               2.1  Right to Maintain Percentage Ownership.  Subject to the
                    --------------------------------------
terms and conditions specified in this Section 2.1 and compliance with all applicable U.S. federal and state securities laws and the rules and regulations promulgated thereunder, the rules and regulations promulgated by the National Association of Securities Dealers, Inc. and other such self-regulating or quasi-public regulatory organizations, including the SEC, the Company hereby grants to Nokia the right to maintain its percentage ownership of the Company following future issuances and sales by the Company of any shares of capital stock ("Additional Capital Stock"). For purposes of this Section 2.1, Nokia includes affiliates of Nokia ("Affiliates"). Nokia shall be entitled to apportion the right of first offer hereby granted it among itself and Affiliates in such proportions as it deems appropriate.

          Each time the Company issues and sells Additional Capital Stock, the Company shall issue and sell shares of its Common Stock to Nokia in accordance with the following provisions.

                    (a) The Company shall deliver to Nokia a notice in accordance with Section 3.9 ("Notice") stating the number of shares of Additional Capital Stock issued and sold or proposed to be issued and sold, and the proposed price and date of such sale.

                    (b)  By written notification received by the Company within
(i) thirty (30) calendar days after receipt of the Notice, or (ii) if the sale of Additional Capital Stock is pursuant to a public offering, fourteen (14) calendar days after receipt of the Notice, Nokia may elect to purchase or obtain up to a number of shares of Common Stock that equals the shares of Additional Capital Stock issued by the Company multiplied by the proportion that the number of shares of Common Stock issued and held by Nokia immediately prior to the issuance and sale of Additional Capital Stock bears to the total number of shares of Common Stock of the Company outstanding immediately prior to the issuance and sale of the Additional Capital Stock (the "Additional Shares"). In the event that the sale of Additional Capital Stock is pursuant to a public offering, any election hereunder shall be irrevocable and the sale of Additional Shares in connection therewith shall occur in a separate transaction exempt from the registration requirements of the Securities Act. Without prejudice to the other provisions of this agreement, Nokia shall not have the right under this
Section 2.1 to purchase any shares of Common Stock that would result in Nokia holding five percent (5%) or more of the total number of shares of Common Stock of the Company outstanding.

                    (c) The rights in this Section 2.1 shall not be applicable to (i) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants for the primary purpose of soliciting or retaining their services or pursuant to any employee stock option or purchase plan, or other employee benefit plan, (ii) any dividends or securities issued pursuant to a stockholder rights plan or other anti-takeover plan adopted by the Company; (iii) the issuance of Common Stock pursuant to the conversion of Preferred Stock of the Company (provided, however, that the issuance of the Preferred Stock shall be subject to the rights in this Section 2.1) (iv) the issuance of warrants, convertible debt securities, or other convertible or exercisable securities other than shares of Preferred Stock (provided, however, that the issuance, upon the exercise or conversion of such securities, of Additional Capital Stock underlying such securities shall be subject to the rights in this Section 2.1); (v) the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise; and (vi) the issuance of securities pursuant to Section 3.4 of this Agreement.

                    (d) Subject to the provisions of subsection 2.1(c) above, the Company shall effect the sale of Additional Shares to Nokia: (i) in the event of a public offering of Additional Capital Stock or of an other offering of Additional Capital Stock where the sole consideration payable by the purchaser is cash (and there are no contemporaneous or related business relationship between the Company and the purchaser) , at the same price per share as such Additional Capital Stock, or (ii) in the event of any other offering of Additional Capital Stock, at the closing sale price per share of shares of the Company's Common Stock on the date of sale of such Additional Capital Stock,

                    (e) The covenant set forth in this Section 2.1 shall terminate and be of no further force or effect upon the earlier of (i) eighteen
(18) months from the date hereof, (ii) such time that Nokia sells any of the shares of the Company's Common Stock purchased pursuant to the Purchase Agreement, or (iii) a Change in Control (as hereinafter defined).

               2.2  Board Representation. The Company shall cause the Company's
                    --------------------
Board of Directors (i) to elect a representative of Nokia that is reasonably acceptable to the Company (the "Representative") to the Board of Directors and
(ii) nominate and recommend the Representative to the stockholders of the Company for election to the Board of Directors solely at the next Annual Meeting of Stockholders of the Company; provided, however, that after 180 days from the date hereof and upon request of the Company, Nokia covenants and agrees that it will effect the resignation of the Representative from the Board of Directors. Notwithstanding the foregoing, if and in the event of a reorganization of the Company within such 180 day period involving a division of the Company's technology assets from certain other assets and functions to be held by two corporations (which may be affiliates of the Company), the Company shall use all reasonable efforts to cause the Representative to be elected to the Board of Directors of the corporation which holds the technology assets for an additional 180 day period; provided, that the Representative resigns from the Board of Directors of the Company.

               2.3  Observer and Information Rights.  In the event that a
                    -------------------------------
representative of Nokia is not elected to the Board of Directors pursuant to
Section 2.2, for a period equal to the earlier of 180 days from the date hereof and a Change in Control (as hereinafter defined), the Company shall invite a representative of Nokia to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, management reports and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the

Company and its counsel, or pose a material conflict of interest (including, but not limited to, disclosure of confidential or proprietary information relating to a direct competitor of Nokia).

          3.   Miscellaneous.
               -------------

               3.1  Pooling of Interests Obligation.  In the event of a proposed
                    -------------------------------
acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or a sale of all or substantially all of the assets of the Company (a "Change in Control") that requires, as a condition to closing, that the transaction shall be treated as a pooling of interests under generally accepted accounting principles, Nokia shall refrain and shall cause its parent company, Nokia Corporation, and any party controlled by Nokia Corporation (collectively, "Affiliates") to refrain from taking any action that would prevent a Change in Control of the Company from being accounted for under the pooling of interests accounting method or that would prevent the Change in Control from constituting a transaction qualifying under Section 368(a) of the Code, including but not limited to, (i) exercising any right of appraisal and (ii) selling or otherwise reducing its risk relative to any securities received in such combination before such time as financial results covering at least 30 days of post-transaction combined operations have been published.

               3.2  Standstill.  For a period of one (1) year from the date
                    ----------
hereof, Nokia, covenants and agrees that it will not, and Nokia will ensure that the Affiliates will not, without the prior written consent of the Company, directly or indirectly acquire or agree, offer, seek or propose to acquire, cause to be acquired or commence any tender or exchange offer seeking to acquire beneficial ownership of any additional shares of the Company's capital stock so as to increase its percentage ownership of the Company's capital stock. This
Section 3.2 shall not prevent Nokia from the exercise of its rights pursuant to Sections 3.4.

               3.3  Prohibition on Resale.  Until the earlier of (i) nine (9)
                    ---------------------
months from the date hereof or (ii) a Change in Control, Nokia covenants and agrees that it shall not and will ensure that the Affiliates shall not, without the prior written consent of the Company, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock acquired pursuant to the Purchase Agreement, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock acquired pursuant to the Purchase Agreement, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock acquired pursuant to the Purchase Agreement or such other securities, in cash or otherwise.

               3.4  Subsequent Financing Participation. Subject to the terms and
                    ----------------------------------
conditions specified in this Section 3.4 and compliance with all applicable U.S. federal and state securities laws and the rules and regulations promulgated thereunder, the rules and regulations promulgated by the National Association of Securities Dealers, Inc. and other such self-regulating or quasi-public regulatory organizations, including the SEC, the Company hereby grants to Nokia a participation right with respect to the sale by the Company of Additional Capital Stock to Qualified Investors (as hereinafter defined). In the event within twelve (12) months from the date hereof, Nokia and the Company have mutually identified, negotiated with, and the Company has sold Additional Capital Stock to two or more companies generally recognized as industry-leading technology providers mutually approved by Nokia and the Company (each, a "Qualified Investor") in a transaction or series of related transactions not involving a public offering pursuant to which the Qualified Investors purchase a percentage of the capital stock of the Company that the Company and Nokia mutually agree as significant, the Company shall concurrently make an offering of Additional Shares to Nokia in accordance with the following provisions:

                    (a)  The Company shall deliver a notice in accordance with
Section 3.9 ("Notice") to Nokia stating (i) its bona fide intention to offer such shares of Additional Capital Stock, (ii) the number of such shares of Additional Capital Stock to be offered, and (iii) the price and terms upon which it proposes to offer such shares of Additional Capital Stock.

                    (b) By written notification received by the Company prior to the sale of the shares of Additional Capital Stock to the Qualified Investors which shall in no event be less than 30 days from the date the Company delivers its notice to Nokia, Nokia may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that number of shares of the Company's Common Stock that equals an additional five percent (5%) of the total number of shares of Common Stock of the Company outstanding immediately after the sale of the shares to Nokia and the Qualified Investors.

Nothing contained herein shall obligate the Company to undertake or consummate any sale of shares of Additional Capital Stock or other securities to any Qualified Investor.

                    (c) The rights set forth in this Section 3.4 shall terminate upon a Change in Control.

               3.5  Successors and Assigns.  Except as otherwise provided
                    ----------------------
herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               3.6  Governing Law.  This Agreement shall be governed by and
                    -------------
construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California. Each Party hereby unconditionally and irrevocably consents to the exclusive jurisdiction of and venue in the U.S. District Court for the Northern District of California (or any direct successor thereto), unless jurisdiction does not properly lie in Federal Court, in which case exclusive jurisdiction and venue shall be in the state Courts located in Santa Clara County. Each party hereby unconditionally and irrevocably waives the rights it may now or in the future have to a trial by jury in any proceedings before such courts.

             3.7    Counterparts.  This Agreement may be executed by facsimile
                    ------------
and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             3.8    Titles and Subtitles.  The titles and subtitles used in this
                    --------------------
Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

             3.9    Notices.  Unless otherwise provided, any notice required or
                    -------
permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service.

             3.10   Expenses.  If any action at law or in equity is necessary to
                    --------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY OMITTED]

           3.11  Entire Agreement: Amendments and Waivers. This Agreement
                 ----------------------------------------
constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Nokia.

           3.12  Severability.  If one or more provisions of this Agreement
                 ------------
are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                 INTERTRUST TECHNOLOGIES CORPORATION


                                 By:    /s/ Patrick Nguyen
                                       ---------------------------------------

                                 Title: SVP Corporate Development
                                        --------------------------------------


                                 NOKIA FINANCE INTERNATIONAL B.V.


                                 By:    /s/ [signature illegible]
                                        --------------------------------------

                                 Title: Vice President, General Counsel
                                        --------------------------------------


                                 NOKIA FINANCE INTERNATIONAL B.V.


                                 By:    /s/ [signature illegible]
                                        --------------------------------------

                                 Title: Director
                                        --------------------------------------